		UNITED STATES	OMB APPROVAL
		SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
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Boardwalk Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOARDWALK BANCORP, INC.

201 SHORE ROAD

LINWOOD, NEW JERSEY 08221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2007

We will hold the annual meeting of shareholders of Boardwalk Bancorp, Inc. (“Boardwalk”) at the Central United Methodist Church, Linwood, New Jersey 08221, on Thursday, April 26, 2007 at 10:00 a.m. local time.

The annual meeting is for the following purposes which are more completely described in the accompanying proxy statement:

1.               The election of 5 Class I directors, each to serve a term of three years and the election of 1 Class III director to serve for a term of two years, and until their successors shall have been duly elected and qualified.

2.               To ratify the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending on December 31, 2007.

3.               Any other matters as may properly come before the meeting or any adjournment thereof.

The board of directors of Boardwalk has fixed the close of business on March 7, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting.  A list of these shareholders will be available at the annual meeting of shareholders.

Your vote is important regardless of the number of shares you own.  Whether or not you plan to attend the meeting, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend.  If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to attend and vote personally at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Joan B. Ditmars
Corporate Secretary

Linwood, New Jersey
March 22, 2007

BOARDWALK BANCORP, INC.

201 SHORE ROAD

LINWOOD, NEW JERSEY 08221

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, APRIL 26, 2007

Matters to Be Considered at the Meeting

         At the meeting, holders of Boardwalk Bancorp Inc. (“Boardwalk”) common stock will consider and vote upon proposals:

•                  to elect 5 Class I directors, each to serve for a term of three years, and to elect 1 Class III director to serve a term of two years, until their successors shall have been elected and qualified;

•                  to ratify the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2007; and

•                  to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2007.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of Boardwalk common stock on March 7, 2007 will receive notice of, and are entitled to vote at, the meeting.  This proxy statement, and the Annual Report for the fiscal year ended December 31, 2006 (together, the ”Proxy Material”), along with either a proxy card or a voting instruction card, are being mailed to shareholders beginning March 22, 2007.  The proxy statement summarizes the information you need to know to vote at the Annual Meeting.  You do not need to attend the Annual Meeting to vote your shares.  On March 7, 2007, 4,303,235 shares of Boardwalk common stock were issued and outstanding and held by approximately 388 holders of record.

         A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders of Boardwalk are entitled to cast on the record date.

         We intend to count the following shares as present at the meeting for the purpose of determining a quorum:

•                  shares of Boardwalk common stock present in person at the meeting but not voting;

•                  shares of Boardwalk common stock represented by proxies on which the shareholder has abstained on any matter; and

•                  shares of Boardwalk common stock represented by proxies from a broker with no indication of how the shares are to be voted.

If your shares are registered directly in your name with Boardwalk’s transfer agent, StockTrans, Inc., you are considered, with respect to those shares, the “shareholder of record.”  The Proxy Material and proxy card have been sent directly to you by Boardwalk.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name.  The Proxy Material has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Votes Required

         Directors are elected by a plurality of the votes cast at the meeting.  Approval of the ratification of the selection of KPMG LLP, and approval of any other business that may properly come before the Annual Meeting or any adjournment or postponement, requires the affirmative vote of a majority of the votes cast at the meeting. Directors are elected by a plurality of the votes cast at the meeting.

         You have one vote for each share of Boardwalk common stock that you hold of record on each matter to be considered at the meeting.  If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast or any matter to which they relate.

Voting of Proxies

         We will vote shares represented by all properly executed proxies received in time for the meeting in the manner specified on each proxy.  If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote “FOR” the election of the nominees of the board of directors and “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2007.

All shareholders may vote in person at the Annual Meeting.  You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the Annual Meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee.  Therefore, we recommend that you follow the voting instructions in the materials you receive.

Revocability of Proxies

         If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•                  delivering a notice of revocation or delivering a later dated proxy to Joan B. Ditmars, Corporate Secretary, Boardwalk Bancorp, Inc., 201 Shore Road, Linwood,  New Jersey 08221;

•                  submitting a proxy card with a later date; or

•                  appearing at the meeting and voting in person.

         Attendance at the meeting will not in and of itself revoke a proxy that you submitted prior to the meeting.  If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above under “Voting Proxies.”

Solicitation of Proxies

         Boardwalk will solicit proxies by mail. In addition, the directors, officers and employees of Boardwalk may solicit proxies from shareholders by telephone, in person or any other lawful means. Boardwalk will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and Boardwalk will reimburse them for reasonable out-of-pocket expenses.

PROPOSAL I — ELECTION OF DIRECTORS

         Boardwalk’s bylaws provide for that the affairs of Boardwalk will be managed by a Board of Directors of not less than 3 nor more than 25 in number classified into three classes, as nearly equal in number as possible.  The Class I, Class II and Class III directors are currently serving until the annual meetings of shareholders that will be held in 2007, 2008 and 2009, respectively, and until their respective successors are elected and qualified.  At each annual meeting of shareholders, directors are elected for the term specified and until their successors are elected and qualified.

Boardwalk’s Board of Directors has fixed the number of directors at fourteen and the Class I directors at five.  There are currently five Class I directors, five Class II directors and four Class III directors.

         At the Annual Meeting, shareholders will elect one newly appointed director to Class III to serve a term of two years expiring at the 2009 Annual Meeting of Shareholders and five directors in Class I, all of whom are members of the present Class I, to serve for a term of three years expiring at the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified.  All Class I nominees have previously been elected by shareholders.  Mr. Khatiwala has served as a director since January 2007 and was originally recommended to serve on the board by the Nominating Committee of the Board of Directors.  In the event that any director nominees are unable to serve, the Board of Directors will designate a substitute for each such nominee and the proxies will vote for the individuals so substituted, unless the Board of Directors reduces the number of directors.

         The Board of Directors has affirmatively determined that Mark A. Benevento, Joseph M. Brennan, Arthur R. Coslop, Agostino R. Fabietti, James L. Fraser, Arthur J. Galletta, Roy Goldberg, Pravin R. Khatiwala, Patricia C. Koelling, Thomas S. Rittenhouse and Thomas K. Ritter are independent within the meaning of the Nasdaq listing standards.  In addition, all members of the Board serving on the Audit, Compensation and Nominating Committees are independent within the meaning of the Nasdaq listing standards applicable to each committee.  The Board determined that the following directors are not independent within the meaning of the Nasdaq listing standards: Michael D. Devlin, Chairman, President and Chief Executive Officer of the Bank, and Thomas L. Glenn, III and Carol Nugent Harris, whose businesses from time to time provide certain insurance brokerage or construction services to Boardwalk respectively.  Services provided to Boardwalk by companies affiliated with Directors Glenn and Harris were reviewed and approved in advance by the Board of Directors, and the Board believes that such services are being provided on terms at least as favorable as would be available for similar services from an unaffiliated third party. The Board categorically determined that a lending relationship resulting from a loan made by Boardwalk Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also categorically determined that maintaining with Boardwalk Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

         Thomas L. Glenn, III is President of Glenn Insurance Incorporated, which is Boardwalk’s insurance agent, and during 2006 Boardwalk paid insurance premiums of $117,910 to insurance companies represented by Mr. Glenn.  In 2006, Massett Building Company acted as the general contractor for the construction of Boardwalk Bank’s Ocean Heights and Cape May City branches. The total cost of constructing the branches, including payments to all subcontractors, totaled $2,286,880. Carol Nugent Harris is the President of Massett Building Company.

The following section sets forth the names and biographical information about the five Class I director nominees, one Class III nominee, each other member of the board and two other executive officers.

Class I Director Nominees

Term Expiring in 2010

Mark A. Benevento, 47

Director

Mark A. Benevento has served as a director since 2002. Mr. Benevento is CEO of Greate Bay Golf Club located in Somers Point, New Jersey. He has been the President of Shore Racquet and Fitness Club in Somers Point, New Jersey since April 1999. Since 1992, Mr. Benevento has also been the President of Sports Development Inc., located in Ocean City, New Jersey. Sports Development, Inc. is a real estate development company that owns and operates family entertainment centers in Avalon, Sea Isle City and Ocean City, New Jersey. He is a member of the Ocean City, Sea Isle City and Avalon Chamber of Commerce, as well as a member of the Ocean City Boardwalk Merchants.

Arthur R. Coslop, 61

Director

Arthur R. Coslop has served as a director since 1999.  He is currently a real estate investor based in Vineland, New Jersey. Mr. Coslop was the President and former owner of the Ramada Inn of Hammonton, New Jersey from 1986 to 1999. He has also been the President of Buena Boro Bar, Inc., a bar and restaurant which trades as the Frosted Mug, since 1977. Mr. Coslop attended Rutgers University.

James L. Fraser, 59

Director

         James L. Fraser has served as a director since 1999.  He has been the managing partner of Fraser Associates since 1988. This firm provides consulting and management services to golf courses. In addition, Mr. Fraser has been the President of Mays Landing Golf Club, a public golf course in Mays Landing, New Jersey, since 1992 and is a managing partner of the Flanders Hotel and Special Events Center.  He is also a Partner/Owner of The Majors Golf Club in Palm Bay, Florida. Mr. Fraser was the President and owner of Atlantic City Country Club, a private golf club in Northfield, New Jersey, from 1986 until its sale in 1997. Mr. Fraser was a founding director of Premium Bank and Direct Financial Corporation from 1987 until its sale in 1998. Currently, Mr. Fraser serves as a board member of the Shop-Rite LPGA Golf Classic and the Shore Memorial Health Foundation.  Mr. Fraser attended the Peddie School in Hightstown, New Jersey, and the University of Maryland.

Roy Goldberg, 51

Director

         Roy Goldberg has served as a director of since 1999. He graduated from the Hun School of Princeton in 1973 and the University of Denver in 1977 with a BSBA degree. Mr. Goldberg serves as the President of Gold Transportation Group which has assumed the leadership position as the premier supplier of air transportation services to the Atlantic City, New Jersey casino industry.  He serves as vice chairman of The Bacharach Institute for Rehabilitation in Galloway Township, the AtlantiCare Health System Board of Trustees and serves as Chairman of The Gold Foundation and a board member emeritus for The ARC of Atlantic County.

Thomas K. Ritter, 51

Director

Thomas K. Ritter, CPA (Ret.) has served as a director since 1999. He is the owner and serves as President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter sits on the Boards of the Mainland Regional High School Board of Education and Literacy Volunteers of America Cape-Atlantic, Inc. and is Chairman-Elect of the Shore Memorial Health Foundation.  Mr. Ritter is a graduate of Westminster College.

Class III Director Nominee

Term Expiring in 2009

Pravin R. Khatiwala, 64

Director

Pravin R. Khatiwala has served as a director since 2007.  He serves as the President of PND Investors LLC that owns and operates several types of Hotel-Motels throughout the Northeastern United States.  Mr. Khatiwala has been involved in the Hotel-Motel business for thirty years.   He has a Masters Degree in Industrial Engineering from the City University of New York and is a licensed professional engineer in the State of New York & New Jersey.

Information About Continuing Directors

Class II Directors

Term Expiring in 2008

Joseph M. Brennan, 55

Director

Joseph M. Brennan, CPA, CFP has served as a director since October 2002. He is a principal in the accounting firm of Tracey Heun Brennan & Company, CPA, PA.  Mr. Brennan manages the Cape May Court House office in New Jersey. He is a past Board member and officer of Burdette Tomlin Memorial Hospital, a founding member of the Middle Township Chamber of Commerce, and a member of the Cape May County Chamber of Commerce. He is a graduate of the University of Scranton, and the College of Financial Planning.

Agostino R. Fabietti, 62

Director

Agostino R. Fabietti, CPA, has served as a director since 1999. He is a principal of Fabietti, Hale and Associates, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti has been employed by the firm since 1967. Mr. Fabietti also serves as Treasurer on the Board of Trustees for St. Augustine Preparatory School in Richland, New Jersey. He was a member of the Board of Directors of Premium Bank and Direct Financial Corporation from 1995 until its sale in 1998. Mr. Fabietti is a graduate of Villanova University.

Arthur J. Galletta, 53

Director

         Arthur J. Galletta has served as a director since 1999. He is a director and owner of Atlantic Blueberry Co., in Hammonton, New Jersey, a position that he has held since 1971. Atlantic Blueberry is the largest cultivated blueberry farm in the world and sells both fresh and frozen fruit. Mr. Galletta is active in farm and agricultural groups, including the New Jersey Farm Bureau, the New Jersey Blueberry Council, the Blueberry/Cranberry Research Council, the United States Highbush Blueberry Council and the North American Blueberry Council. Mr. Galletta is a graduate of Drexel University.

Carol Nugent Harris, 52

Director

Carol Nugent Harris has served as a director since 1999. Ms. Harris has also served as the President of Massett Building Company, a general contracting and building firm located in Egg Harbor Township, New Jersey which specializes in commercial construction, since 1988. She has worked at Massett Building since 1977. Ms. Harris served as a member of the Advisory Board of Premium Bank and Direct Financial Corporation from 1990 through 1995. She is a member of the Board of Directors for Catholic Charities the Diocese of Camden. Ms. Harris has both undergraduate and graduate degrees from Purdue University and a master’s degree from Georgian Court College.

Thomas S. Rittenhouse, 65

Director

Thomas S. Rittenhouse has served as a director since 1999.  He is currently Managing Director of Ralston Center, a not for profit organization which develops programs and services that address the medical, mental health and quality of life needs of older adults. Prior to joining Ralston Center, he served as President and Chief Executive Officer of the Uniform Code Council, Inc. from January 1997 until his retirement on January 1, 2004. The Uniform Code Council is a global organization which is headquartered in Lawrenceville, New Jersey and sets the standards for bar-coding and electronic commerce. From 1965 to 1997, Mr. Rittenhouse was employed by Strawbridge & Clothier, a Philadelphia-based department and discount store chain. In 1996, Mr. Rittenhouse was appointed as President of Strawbridge & Clover, Inc. Mr. Rittenhouse also serves as a member of the Board of Directors and the Audit Committee of A.C. Moore Arts & Crafts, Inc. (a Nasdaq listed corporation); a member of the Board of Directors, Compensation Committee & Chairman of the Audit Committee of Loftware, Inc. and a member of the Board of Directors of StarCite, LLC. Mr. Rittenhouse served as a member of the Board of Directors of Premium Bank and Direct Financial Corporation from 1993 until its sale in 1998. Mr. Rittenhouse is a graduate of LaSalle University.

Class III Directors

Term Expiring in 2009

Michael D Devlin, 57

Chairman of the Board, President and Chief Executive Officer

         Michael D. Devlin has served as the Chairman, President and Chief Executive Officer since 1999. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois.  He also serves on the Board of Trustees of The AtlantiCare Health Services and on the Board of The Jewish Family Services.  Mr. Devlin is a graduate of St. Joseph’s University and has received a master’s degree from the University of Pennsylvania.

Thomas L. Glenn, III, 43

Director

Thomas L. Glenn, III has served as a director since 1999. He serves as President of Glenn Insurance Incorporated, Absecon and Vineland, New Jersey. Mr. Glenn has been employed at Glenn Insurance since 1987.  Glenn Insurance provides insurance products to individuals and commercial accounts throughout Southern New Jersey. Mr. Glenn also serves on the Board of Trustees of The AtlantiCare Foundation, and on the Board of Atlantic City Regional Chamber of Commerce. He is also a member of the American Heart Walk Executive Committee. Mr. Glenn obtained his Certified Insurance Counselor designation in 2000. Mr. Glenn is a graduate of Colgate University.

Patricia C. Koelling, 61

Director

Patricia C. Koelling, RN, BSN has served as a director since 2001. She has also served as President and Chief Executive Officer for AtlantiCare Health Plans since 1998. AtlantiCare Health Plans is located in Hammonton, New Jersey and is the managed care division of AtlantiCare Health System, a not for profit integrated delivery system. AtlantiCare Health Plans completed a joint venture with Horizon Blue Cross and Blue Shield of New Jersey in 2001 with Ms. Koelling serving as general manager. Prior to joining AtlantiCare as Chief Operating Officer in 1993, Ms. Koelling held various positions with PruCare, the national managed care division of Prudential Insurance, for 14 years. Before joining Prudential Insurance, she was an emergency room nurse. Ms. Koelling also serves on a variety of Boards including the United Way, Greater Atlantic City Chamber of Commerce and Gilda’s Club of South Jersey. Ms. Koelling is a graduate of Stockton State College.

Executive Officers

Wayne S. Hardenbrook, 57

Executive Vice President and Chief Financial Officer

         Wayne S. Hardenbrook has served as Executive Vice President and Chief Financial Officer since 1999.  He has over 27 years of diversified management experience with financial institutions of varying size, from small community banks to multi-billion dollar institutions, Including executive management positions in asset/liability management, treasury, accounting and portfolio management. He held the position of Treasurer of Empire of America F.S.B. until 1989, when he left to organize and lead the Structured Finance Division of Westinghouse Credit Corp. through 1991. Mr. Hardenbrook was CFO of Westinghouse Savings Corp. until 1992, Vice President of Portfolio Management at Meridian Bancorp, Inc. from 1992 to 1996 and CFO of Premium Bank from 1996 until 1998. Mr. Hardenbrook graduated from the University of Massachusetts at Fitchburg and holds a masters degree in Accounting from SUNY, Albany.

Guy A. Deninger, 59

Executive Vice President and Chief Lending Officer

Guy A. Deninger has served as Executive Vice President and Chief Lending Officer of Boardwalk since 1999.  He has over thirty five years of credit, business development and administrative management experience. His career includes over twenty-five years in commercial lending or mortgage lending in the South Jersey area. He started his banking career and received his credit training in the New York City area in 1968 and moved to South Jersey in 1978 to join Midlantic National Bank in Atlantic City, New Jersey. He then joined Marine National Bank (Chemical Bank) in 1982 where he served as Senior Vice President/Real Estate Division and Senior Vice President/Middle Market Shore Division, with responsibility for a $500 million loan portfolio. In 1991 he joined Covenant Bank, a community bank, as Senior Vice President in charge of the Shore Lending Division and the Construction Mortgage Department with direct responsibility for a $250 million loan portfolio. Following the sale of Covenant Bank to First Union Bank in 1998, Mr. Deninger held senior lending positions at

Commerce Bank and Farmers and Merchants National Bank before joining Boardwalk. Mr. Deninger is a graduate of St. Francis College, Brooklyn, New York, with a bachelors degree in Business Administration.

Executive Compensation

         The following table summarizes the compensation paid to our principal executive and financial officers and to each other executive officer who earned in excess of $100,000 for the year ended December 31, 2006.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualifiedd Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position		($)	($)	($)	($)	($)	($)	($)		($)
Michael D. Devlin President and Chief Executive Officer	2006	205,000	—	—	—	—	—	11,473	(1)	216,473

Wayne S. Hardenbrook Executive Vice President and Chief Financial Officer	2006	155,000	—	—	—	—	—	5,502	(2)	160,502

Guy A. Deninger Executive Vice President and Chief Lending Officer	2006	155,000	—	—	—	—	—	5,460	(2)	160,460

(1) The Other Compensation listed as being paid to Mr. Devlin represents payments for life and long term disability insurance premiums, and the company matched contributions made to his 401(k) plan.

2) The Other Compensation listed as being paid to Mr. Hardenbrook and Mr. Deninger represents payments for life insurance premiums and the company matched contributions made to their 401(k) plans.

Grants of Plan-Based Awards

No awards were made in the fiscal year 2006 under our non-equity compensation plan that will result in future awards pay-outs.  No equity incentive plan awards or other stock or option awards were made in the fiscal year 2006 to any director or employee, including the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information pertaining to unexercised options previously awarded to the named executive officers named in the Summary Compensation Table at the fiscal year end December 31, 2006.  The number of options held at December 31, 2006 includes options granted under the 2000 Employee Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
			Equity					Plan Awards:	Payout
			Incentive					Number	Value
	Number of	Number of	Plan Awards:				Market	of Unearned	of Unearned
	Securities	Securities	Number of			Number of	Value of	Shares’	Shares,
	Underlying	Underlying	Securities			Shares or	Shares or	Units	Units
	Unexercised	Unexercised	Underlying			Units of	Units of	or Other	or Other
	Options	Options	Unexrcised	Option		Stock that	Stock that	Rights That	Rights That
			Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
	(#)(1)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Michael D. Devlin	16,275	—	—	6.548	07/17/2010	—	—	—	—
Wayne S. Hardenbrook	7,266	—	—	6.548	07/17/2010	—	—	—	—
Guy A. Deninger	—	—	—	—	—	—	—	—	—

(1)  Mr. Devlin was granted 40,000 options on July 17, 2000 with 12,000 vesting on July 18, 2000; 12,000 vesting on January 1, 2001; 12,000 vesting on January and 4,000 vesting on January 1, 2004.  Mr. Hardenbrook and Mr. Deninger were granted 30,000 options on July 17, 2000 with 9,000 vesting on July 18, 2002; 10,000 vesting on January 1, 2001 and 11,000 vesting on January 1, 2002.

Options Exercises and Stock Vested Table

         The following table sets forth certain information pertaining to the shares acquired by the executive officers named in the Summary Compensation Table upon exercise of stock options in fiscal year 2006.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shared Acquired	Value Realized
	on Exercise	on Exercise (1)	on Vesting	on Vesting
	(#)	($)	(#)	($)

Michael D. Devlin	525	6,317	—	—
Wayne S. Hardenbrook	12,348	132,218	—	—
Guy A. Deninger	—	—	—	—

(1)            Value realized is the difference between the market value of a share of our common stock on the date of exercise and the exercise price of the option, multiplied by the number of shares underlying the option.

The following table sets forth certain information regarding securities issuable under our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a)

Equity compensation plans approved by security holders	43,995	$7.352	4,043

Equity compensation plans not approved by security holders	—	—	—

Total	43,995	$7.352	4,043

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees.  The executive officers named in the Summary Compensation Table are eligible to participate in the 401(k) contributory defined contribution plan.  We contribute to each participant a matching contribution equal to 50% up to 6% of the participant’s compensation that has been contributed to the plan.  All of the named executive officers participated in the 401(k) plan during 2006 and received matching contributions which are reflected in the Summary Compensation Table.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our executives or employees.

Employment Agreement

         We have an employment agreement with Michael Devlin, our Chairman, President, and Chief Executive Officer. Under the terms of the agreement, Mr. Devlin is required to devote his full time, attention and energies to the business of Boardwalk with limited exceptions, such as involvement in community and civic activities. He also agreed not to compete, directly or indirectly, with us during the term of his employment and to maintain the confidentiality of our confidential information during the term of his employment and for one year thereafter. Mr. Devlin’s compensation includes salary, bonus under any incentive plan for executive officers as determined by the Board, use of an automobile, pension and welfare benefits available to all employees and stock options and/or grants as decided by the Board.

         In the event Mr. Devlin’s employment is terminated without cause, Boardwalk undergoes a change in control and Mr. Devlin resigns within six months or Mr. Devlin resigns for good reason, he is entitled to receive severance pay. Under the agreement “cause” includes: conviction for a felony or a crime involving fraud; willful and repeated failure to follow the instructions of the Board; a government order requiring Mr. Devlin’s termination; or a violation of the non-

competition or confidentiality provisions of the agreement. A change in control occurs if: any person or entity which is not an affiliate of Boardwalk acquires more than 20% of our voting securities; there is a sale of all or substantially all of the assets of Boardwalk; or we merge with another entity, unless our shareholders own a majority of the voting power and our directors initially represent a majority of the directors of the surviving entity after the merger. Under the agreement, “good reason” includes: a reduction in Mr. Devlin’s salary or a material change in his duties; his reassignment to a principal office more than 50 miles from Linwood, New Jersey; removal from office except for cause or disability; a reduction in base salary; or if he is not re-elected as a member of the Board or re-appointed as Chairman. Mr. Devlin’s severance pay will be three times the sum of (i) the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three years immediately preceding the year of termination. In addition, Mr. Devlin would also be paid, in lieu of continued pension, welfare and other benefits, a lump sum cash payment equal to 90% of his base salary immediately prior to the date of termination. In the event that such payments become subject to excise taxes under Section 280G of the Internal Revenue Code in connection with a change in control, we will pay Mr. Devlin such amounts as will result in Mr. Devlin retaining a net amount equal to the net amount he was to have received had the amounts not been subject to excise taxes.

         The employment agreement is automatically renewed annually on each January 1 for an additional three-year period beginning on the renewal date.

Change in Control Agreements

         We are a party to change in control agreements with each of Wayne S. Hardenbrook, Executive Vice President and Chief Financial Officer, and Guy A. Deninger, Executive Vice President and Chief Lending Officer. Each of these agreements provides that, at any time within 180 days following a “change in control” of Boardwalk, the executive can resign from employment for any reason and receive a lump-sum cash payment equal to two times the sum of (i) the executive’s highest annualized base salary paid during the year of termination or the preceding three years plus (ii) the highest cash bonus paid to the executive with respect to the year of termination or the preceding three years. In addition, the executive will be entitled to two years of continued health insurance coverage or, if the executive is ineligible to receive such continued coverage because he is no longer an employee, a dollar amount equal to the after-tax cost of obtaining substantially similar benefits. Under the agreements, a “change in control” occurs if: any person or entity which is not an affiliate of Boardwalk acquires beneficial ownership of 24.99% or more of our voting securities; We sell substantially all of its assets; We merge with another entity, unless our shareholders own a majority of the voting securities and our directors initially represent a majority of the directors of the surviving entity after the merger; or there is a change during any year in the composition of the Board of Directors unless the election of the new directors was approved by a majority of the Board members at the beginning of the year. No benefits under the agreements are payable in the event of a termination for cause as defined in the agreements. Payments under the agreements will be reduced to the extent that the amount of such payments, together with any other payments made contingent on a change in control of Boardwalk, would subject the executive to excise taxes under federal tax laws.

Other Potential Post-Employment Payments

Each of the named executive officers will be entitled to certain benefits if such officer terminates employment under certain circumstances following a change in control.  These benefits are payable pursuant to, in the case of Mr. Devlin, his employment agreement and, in the case of Mr. Hardenbrook and Mr. Deninger, his change in control agreement.  These agreements are described under the captions “Employment Agreement” and “Change in Control Agreements.”  We calculated the potential post-employment payments due to each of our named executive officers assuming each named executive officer terminated employment or a change in control occurred on December 31, 2006.  Actual amounts that we will pay out can only be determined at the time of such executive’s termination.  The following table summarizes the potential payments:

		Not following a change in control		Following a change in control
	Voluntary terminatin or termination for cause	Involuntary termination not for cause	Termination for good reason	Involuntary termination not for cause	Termination for good reason
	($)	($)	($)	($)	($)
Michael D. Devlin
Base Salary	0	615,000	615,000	615,000	615,000
Bonus	0	173,502	173,502	173,502	173,502
Benefits Continuation (1)	0	184,500	184,500	184,500	184,500
Value of Accelerated Stock Options (2)	0	0	0	0	0
280G Tax Gross Up Payments	0	0	0	428,646	428,646
Total	0	973,002	973,002	1,401,648	1,401,648

Wayne S. Hardenbrook
Base Salary	0	0	0	310,000	310,000
Bonus	0	0	0	73,604	73,604
Benefits Continuation (1)	0	0	0	47,007	47,007
Value of Accelerated Stock Options (2)	0	0	0	0	0
280G Tax Gross Up Payments	0	0	0	0	0
Total	0	0	0	430,611	430,611

Guy A. Deninger
Base Salary	0	0	0	310,000	310,000
Bonus	0	0	0	72,556	72,566
Benefits Continuation (1)	0	0	0	34,066	34,066
Value of Accelerated Stock Options (2)	0	0	0	0	0
280G Tax Gross Up Payments	0	0	0	0	0
Total	0	0	0	416,622	416,632

(1)            Consists of health, dental and vision coverage for Mr. Hardenbrook and Mr. Deninger.  The value is based upon the type of insurance coverage by each elected officer as of December 31, 2006 and is valued based on the premium cost at December 31, 2006.  With respect to Mr. Devlin, his employment contract provides that, in lieu of salary continued pension, he will receive a lump-sum cash payment equal to 90% of his base salary immediately prior to the date of termination of employment.

(2)            Does not include the value of any stock options granted to Mr. Devlin, Mr. Hardenbrook or Mr. Deninger in February 2007.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Boardwalk Bancorp, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth below with management, and, based on such review and discussions, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Agostino R. Fabietti, Chairperson
Thomas S. Rittenhouse
Patricia C. Koelling

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report shall not be incorporated by reference into any such filings.

Compensation Discussion and Analysis

Executive Officers

Overview

Boardwalk seeks to motivate and retain executive officers and reward them for creation of value for shareholders, recognized principally at present in terms of increases in annual pre-tax income for short-term compensation and potential stock price increases for longer term compensation.  Michael D. Devlin, President, Chairman, CEO, Wayne Hardenbrook, EVP/Chief Financial Officer and Guy Deninger, EVP/Chief Lending Officer constitute Boardwalk’s executive officers.  The Bank’s executive compensation plan for these three key employees includes base salary, car allowance for the CEO, an incentive compensation program based on achieving an income before taxes target and a long-term incentive plan consisting of stock options.

Base salary for calendar year 2006 was $205,000 for Mr. Devlin and $155,000 for Messrs. Hardenbrook and Deninger.  Mr. Devlin had a long-term disability insurance policy costing $4,512 in 2006.  The income before taxes target previously established for 2006 was not met and the Compensation Committee of the Board of Directors decided not to recommend a bonus; therefore, no short-term incentive compensation was awarded to these three executive officers for 2006.  The Board did not grant any options for the year ending December 31, 2006; however options were granted in February, 2007 under the 2006 stock incentive plan in the amount of 75,000 shares for Mr. Devlin and 50,000 shares each for Messrs. Hardenbrook and Deninger.

Compensation Program

Overview

The principal components of compensation for Boardwalk’s employees are base salary and annual incentive compensation.  In addition, a long-term incentive plan consisting primarily of stock options is offered to officer level employees whose responsibilities and performance can impact the performance of the bank.  The Compensation Committee, which is comprised solely of three independent directors within the meaning of NASDAQ listing standards, administers these programs.

Base Salary

Boardwalk believes in establishing fair and equitable pay rates based on an employee’s level of responsibility within the Bank and on what the external marketplace is paying for similar positions within the banking industry.  In order to attract and retain capable and talented employees, Boardwalk utilizes salary surveys to ensure that salaries are competitive and individuals are being fairly compensated.  Survey sources include the L.R. Webber Associates, Inc. Annual Salary/Benefits Survey, SNL Executive Compensation Review for Banks and Thrifts and Business & Legal Reports Compensation Salary Center.  Data utilized is for similar institutions in terms of demographics including size and location.

Boardwalk assigns job grades and salary ranges to reflect relative value of positions within the organization and to the external marketplace.  These salary ranges provide a structure to guide managers in fairly compensating their employees, while providing flexibility to recognize and differentiate among skill, experience and performance levels.  Employees are paid within the salary range based on individual performance, contributions relative to others, longevity, position against the external marketplace, budget considerations and the availability and cost of replacement personnel.

The Chief Executive Officer makes recommendations to the Compensation Committee annually with respect to base salary increases for employees, including executive officers other than himself.  These recommendations are based, in large part on an employee’s evaluation and the meeting of pre-determined individual goals and objectives.  The Compensation Committee considers these recommendations and submits them to the full Board of Directors for approval.  The CEO does not participate in discussions or approval with respect to his own annual base salary.  For 2006, Mr. Devlin’s base salary was $205,000 based on an assessment by the independent members of the Board of salaries of similarly situated executive officers, Mr. Devlin’s performance, and the Bank’s growth and financial performance.  A similar methodology was utilized to determine the 2006 base salaries of Messrs. Hardenbrook and Deninger.

For 2007, an analysis of the three executive officer positions was completed using data contained in the latest edition of SNL Executive Compensation Review for Banks and Thrifts.  Banks and thrifts from both the $250M to $500M and $500M to $1 Billion assets category were examined.  A summary of this information was presented to the Compensation Committee.  This committee recommended an annual increase of $35,000 for Mr. Devlin and $9,300 for Messrs. Hardenbrook and Deninger to the Board of Directors.  The Board of Directors approved an increase of $20,500 (10%) for Mr. Devlin bringing his annual salary to $225,500 and increases of $9,300 (6%) for Messrs. Hardenbrook and Deninger bringing their annual salaries to $164,300.

Annual Incentive Compensation

For 2006, Boardwalk maintained employee incentive compensation plans for executive officers and other employees.  Under the plan for executive officers in effect for 2006, potential incentive compensation payments were based on both the performance of Boardwalk and the evaluation of the performance of the individual employee provided that pre-determined targets stated in terms of earnings before income taxes were met.  The pre-determined target for 2006 was earnings before income taxes of $4,604,674 for the year ended December 31, 2006.  Executive officer targets are developed through extensive information gathering/assessment, detailed analysis and projections by the Chief Financial Officer.  Targets are then proposed to the Compensation Committee for their presentation to the full Board.  If earnings targets are met, executive officers can receive an incentive bonus up to a maximum stated percentage of base salary.  For 2006, this was up to 25% of base salary in the case of Mr. Devlin and up to 20% of base salary in the case of Messrs. Hardenbrook and Deninger.  These percentages increase to 30% and 25% respectively if targets are exceeded.  For 2006, because Boardwalk did not achieve the pre-determined earnings target, no annual incentive compensation bonuses were paid to the named executive officers.  The Compensation Committee/Board of Directors has the ability to pay all or some portion of an annual incentive bonus despite the failure to achieve performance targets based on such factors as it deems appropriate, but elected not to do so for 2006.

Bonus calculations for non-executive officer employees are determined in a variety of ways.  Branch employees have branch transaction account growth goals, the attainment of which determines whether or not pre-determined bonus amounts are paid.

Lending officers have production and yield targets.  The amount of bonus is a percent of base salary (up to 15%) which depends on attainment of these goals.  There is a one (1) year deferment of 25% of bonus to cover the event of credit losses.  Mortgage officers are incented based on achieving a monthly mortgage production target.

Regular employees may receive up to two (2) weeks pay for non-officers and three (3) weeks pay for officers depending on the outcome of their performance evaluation.  Employees who receive a marginal or unsatisfactory rating are not eligible to receive a bonus under the plan.  Senior officers are awarded up to 15% of their base salary depending on overall bank performance and their individual performance.

There is also a President’s discretionary award program, wherein the President may award a bonus or additional money to employees below the senior management level or at the senior management level if special circumstances so warrant.  Three such awards were made for 2006, ranging from $1,500 to $1,700.

The 2007 annual incentive plan has been changed for executive officers.  Potential bonuses will be prorated within performance ranges as opposed to an “all or nothing” pre-tax income threshold.  Achievement will still be measured against annual pre-tax income, but bonuses will be paid at the rate of 20% to 40% of annual salary on a scale of 90% to 110% of target for Mr. Devlin and 15% to 35% of annual salary on a scale of 90% to 110% of target for Messrs. Hardenbrook and Deninger.

The Compensation Committee is in the process of developing performance metrics under the annual incentive plan for executive bonuses for 2008.  The Committee anticipates that such performance metrics will involve specific key drivers of the strategic business plan, which will include earnings but also involve other factors intended to provide incentive to executive management to promote longer-term value.

Long-Term Incentive Compensation

Long-term incentive compensation is provided to Boardwalk’s executive officers primarily by means of Boardwalk’s long-term incentive plan, which was previously approved by Boardwalk’s shareholders.  Stock options are also utilized to reward and retain officers whose responsibilities greatly impact Bank performance and who achieve exceptional results in the performance of their duties.  Under the Plan, the Board may grant incentive stock options or nonqualified stock options to employees based on the recommendation of the Chief Executive Officer.  The exercise price of options granted under the Plan must equal the fair market value of a share of the Bank’s common stock on the date of grant.

In February 2007, the Compensation Committee and the Board approved the grant of a total of 400,000 stock options to employees and non-employee directors, including 75,000 stock options to Mr. Devlin and 50,000 stock options to each of Mr. Hardenbrook and Mr. Deninger.  No stock options were granted during 2006.  All of the options have an exercise price of $18.00 per share, the fair market value of shares of common stock on the grant date, and all of the options are subject to cliff vesting on June 22, 2016 (9.5 years from the grant date), subject to acceleration under certain circumstances including a change in control of Boardwalk.  In approving the relatively long cliff vesting period for the option grants, the Committee and the Board considered the financial accounting impact of expense recognition for the options, including the fact that, under FAS 123R, compensation expense is generally recognized for financial accounting purposes over the vesting period and that a longer vesting period will generally result in lower annual compensation expense resulting from the grant.  The longer vesting period is also intended to provide incentive for key employees to remain employed while Boardwalk seeks to implement its strategic plans and business objectives.

Other Benefits

Boardwalk’s recruitment and retainment efforts center on many elements of compensation in addition to base pay, incentive compensation and long-term incentive compensation.  Examples are benefits, paid time off, training, career development, focus on personal growth and permitting employees to strike a desirable balance between work and life.

Boardwalk has an established policy of providing outstanding health care benefits to employees.  In 2006, medical benefits were fully paid by the company and out of pocket costs kept low.  The healthcare network available under the company sponsored health plan is extensive and referrals are not required.  Additional benefits included a 401(k) plan for which all employees are immediately eligible with matching company contributions equal to 50% of the portion of contributions that do not exceed 6% of eligible pay.  Employees also receive company paid life insurance, long-term disability insurance, vacation time which is available upon hire and an employee stock purchase plan available after six (6) months.

Director Compensation

The following table sets forth certain information pertaining to compensation information for the one year period ended December 31, 2006 for each of our Directors.

Director Compensation Table

					Change in Pension
					Value and
	Fees Earned or			Non-Equity	Nonqualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name (1)	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)	($)	($) (2)	($)	($)

Mark A. Benevento	12,200	—	—	—	2,334	—	14,534
Joseph M. Brennan	10,400	—	—	—	—	—	10,400
Arthur R. Coslop	11,600	—	—	—	—	—	11,600
Agostino R. Fabietti	8,200	—	—	—	—	—	8,200
James L. Fraser	10,800	—	—	—	—	—	10,800
Arthur Galletta	7,600	—	—	—	—	—	7,600
Thomas L. Glenn, III	8,400	—	—	—	1,986	—	10,386
Roy Goldberg	11,000	—	—	—	—	—	11,000
Carol Nugent Harris	9,400	—	—	—	1,989	—	11,389
Pravin R. Khatiwala	—	—	—	—	—	—	—
Patricia C. Koelling	10,600	—	—	—	1,961	—	12,561
Thomas S. Rittenhouse	9,400	—	—	—	—	—	9,400
Thomas K. Ritter	10,400	—	—	—	1,281	—	11,681

(1)            A description of the compensation paid to Mr. Michael D. Devlin, Chairman, President and Chief Executive Officer of Boardwalk, is disclosed in the “Summary Compensation Table” on page 10.

(2)            Represents portion of interest credited to the director’s deferred fee account for 2006. The director deferred compensation fee plan is described below.

Director fees are $600 for each board meeting attended and $200 for each committee meeting attended, except the Audit Committee which is $400.  Mr. Devlin does not receive fees for his attendance at Board or committee meetings.

Directors Benevento, Glenn, Nugent Harris, Koelling and Ritter participate in a director deferred compensation fee plan, which permits directors to defer up to 100% of their fees pursuant to a prior election.  The Bank has established a deferral account for participating directors and credits the account with fees payable for attendance at board meetings which are deferred in accordance with the director’s prior election.  Interest on the deferred amounts is credited at the prime rate as published in the Wall Street Journal.  Interest is credited at such rate on a monthly basis, compounded daily.  Directors are 100% vested in their account balances which are payable generally upon their termination of service on the board of directors of the Bank.  Directors can receive payment of their deferred account balance in a lump-sum or in equal installments over a ten-year period following termination of service.

Certain Relationships and Related Transactions

Boardwalk Bank’s Loan Policy prohibits Boardwalk Bank from making any loans or extensions of credit to directors, officers or principal shareholders of Boardwalk or Boardwalk Bank, or to any corporation or other entity in which any such person has a controlling interest, except on substantially the same terms (including interest rate and collateral), as the terms prevailing at the time for comparable banking transactions with other persons who are not our affiliates and who are not subject to Regulation O. These loans cannot involve more than the normal risk of repayment or present other unfavorable features.

Boardwalk Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, officers and, principal shareholders of Boardwalk Bank (or associates of such persons). All such transactions: (a) have been and will be made or conducted on substantially the same terms, including interest rates and required collateral for loans, as those prevailing at the time for comparable transactions with unrelated persons; (b) have been and will be made or conducted in the ordinary course of business; and (c) in the opinion of management do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

For the fiscal year ended December 31, 2006, the highest aggregate dollar amount of all indebtedness owed to the Bank by its directors and executive officers, and their affiliates, as a group, on any date during such year was $11,975,330, which represented approximately 33.15% of the Bank’s total equity capital accounts as of June 30, 2006.  For the fiscal year ended on December 31, 2006, the largest amount of indebtedness owed to the Bank by Mark Benevento and his affiliates was $3,860,283, which represented 10.68% of the Bank’s total equity capital accounts as of June 30, 2006.  At December 31, 2006, the total dollar amount of all indebtedness owed to the Bank by Mr. Benevento and his associates was $3,493,519, which represented approximately 6.83% of the Bank’s total equity capital accounts on such date.

Policies and Procedures for Approving Non-Banking Related-Person Transactions

NASDAQ Marketplace Rule 4350(h) requires that we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors.  As required under its charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving all transactions with any related party.  Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members.  This obligation is set forth in writing in the charter of the Audit Committee, which is available for review at our website at www.boardwalkbank.com or by contacting the Corporate Secretary.

Our Code of Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify our Chief Executive Officer.  A conflict of interest occurs when an individual’s private interest interferes in a material way, or appears to interfere in a material way, with the interests of Boardwalk.  Prior to consideration, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction.  The board then determines whether the terms and conditions of the transaction are less favorable to us than those offered by unrelated third parties.  If the board makes this determination, the transaction must be approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.  All of the transactions reported above under the heading “Proposal I — Election of Directors” were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties.  The Code of Conduct and Ethics is available for review at our website at www.boardwalkbank.com or by contacting the Corporate

Secretary.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.  The board of directors reviews related party transactions due to the potential for a conflict of interest.  Each year, our directors and executive officers also review our Code of Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during the 2006 fiscal year, or had previously been, an officer of employee of Boardwalk or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of Boardwalk or a business relationship with Boardwalk, in each case that would require disclosure under applicable rules of the SEC.  No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of Boardwalk, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of its common stock, to file reports of ownership and changes in ownership of our securities with the SEC. Executive officers, directors, and greater than ten percent (10%) shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners has complied with applicable requirements for transaction with the following exceptions:  Mr. James L. Fraser, Ms. Patricia C. Koelling and Mr. Thomas S. Rittenhouse failed to report one transaction on a Form 4 pertaining to the exercise of our stock purchase warrants in a timely manner due to administrative errors.

Beneficial Ownership of Common Stock

The following table sets forth information concerning ownership of our common stock by (i) our directors, (ii) of each executive officer named in the Summary Compensation Table included elsewhere herein, (iii) all of our directors and executive officers as a group and (iv) all persons known by us to beneficially own 5% or more of its outstanding shares.  Except as otherwise indicated in the footnotes below, such information is provided as of December 31, 2006. According to the rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to the shares beneficially owned, and the shares not pledged as security.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner (1)	Beneficial Ownership	of Class
Director and Executive Officers:
Michael D. Devlin	109,003(2)	2.53%
Wayne S. Hardenbrook	8,381(3)	0.20%
Guy A. Deninger	35,310(4)	0.82%
Mark A Benvento	16,086(5)	0.38%
Joseph M. Brennan	3,150	0.07%
Arthur R. Coslop	37,497	0.87%
Agostino R. Fabietti, CPA	45,855(6)	1.07%
James L. Fraser	50,822(7)	1.18%
Arthur J. Galletta	47,770(8)	1.11%
Thomas L. Glenn, III	46,771(9)	1.09%
Roy Goldberg	46,600(10)	1.09%
Carol Nugent Harris	58,395(11)	1.36%
Pravin Khatiwala	0	0%
Patricia C. Koelling	13,906	0.32%
Thomas S. Rittenhouse	22,695(12)	0.53%
Thomas K. Ritter, CPA (ret)	136,110(13)	3.17%
All directors and executive officers as a group (16 persons)	678,351(14)	15.69%
Other Beneficial Owners:
Keefe Managers, LLC; Keefe-Rainbow Partners, LP	286,366(15)	6.66%

(1)                Unless otherwise indicated, the address for all named individuals is c/o Boardwalk Bancorp Inc., 201 Shore Road, Linwood, New Jersey 08221.

(2)                Includes 16,275 shares of common stock issuable upon exercise of  options held by Mr. Devlin under our 2000 Employee Stock Option Plan (the “Employee Plan”), 31,299 shares held by Mr. Devlin’s spouse and 1,089 shares held by Mr. Devlin’s children.

(3)                Includes 7,266 shares of common stock issuable upon exercise of options held by Mr. Hardenbrook under our Employee Plan.

(4)                Includes 31,500 shares of common stock pledged as security.

(5)                Includes 2,550 shares of common stock held by Mr. Benevento’s spouse.

(6)                Includes 4,845 shares of common stock issuable upon exercise of options held by Mr.

                              Fabietti under our 2000 Director Stock Option Plan (the “Director Plan”), 14,700 shares held through his company’s profit sharing plan and 23,310 shares held by Mr. Fabietti’s spouse.

(7)                Includes 12,076 shares of common stock held as custodian for his children.

(8)                Includes 5,250 shares of common stock through his company’s profit sharing plan, 2,625 shares of common stock held by a trust for which Mr. Galletta is trustee and 14,700 shares held by Mr. Galletta’s spouse.

(9)                Includes 1050 shares of common stock held by Mr. Glenn’s spouse and 3,150 shares held by Mr. Glenn as custodian for his children.

(10)          Includes 3,150 shares of common stock held by Mr. Goldberg as custodian for his children and 3,100 shares held through his company’s profit sharing plan.

(11)          Includes 10,500 shares of common stock held by Ms. Harris’s spouse.

(12)          Includes 4,845 shares of common stock issuable upon exercise of options held by Mr. Rittenhouse under our Director Plan.

(13)          Includes 115,504 shares of common stock held by Mr. Ritter’s spouse, 4,726 shares held by Mr. Ritter as custodian for his children 12,730 shares held by Mr. Ritter through his company’s profit sharing plan.

(14)          Includes an aggregate of 33,231 shares issuable upon the exercise of options under our Employee Plan and our Director Plan.

(15)          Based on a Schedule 13G filing dated February 2, 2007, by registered investment advisors Keefe Managers, LLC and Keefe-Rainbow Partners, LP, 375 Park Avenue, New York 10152.  According to the Schedule 13G, various persons other than the filing persons have the right to direct the receipt dividends from, or the proceeds from the sale of, the shares, and no such other person’s interest in the shares exceeds 5% of the class.

Board Committees and Meetings

The Board of Directors has the following standing committees, the members of which are appointed annually:

Audit Committee: Our Board of Directors has determined that all of the members of the Audit Committee are independent (as independent is defined in NASDAQ Marketplace Rule 4200(a) (15) and meets the criteria set forth in NASDAQ Marketplace Rule 4250(d)(2). The Audit Committee is responsible for reviewing the adequacy of internal procedures and controls and for reviewing the audit and implementation of appropriate recommendations of our independent auditors. The Audit Committee operates under a written charter. A copy of the charter is available for review our website at www.boardwalkbank.com under the section entitled “Governance Documents” or by contacting the Corporate Secretary.  Members of the Audit Committee are Thomas S. Rittenhouse (Chairman), Arthur J. Galletta, Patricia C. Koelling, and

Joseph M. Brennan. The Board of Directors has designated Mr. Rittenhouse and Mr. Brennan as the audit committee financial experts. The Audit Committee met 6 times in fiscal year 2006.

Compensation Committee: The Compensation Committee meets as necessary to review compensation and benefit plans for officers and employees of Boardwalk. With respect to the compensation of the chief executive officer and the other executive officers, the Compensation Committee makes specific recommendations for approval to the independent directors meeting in executive session. Its members are, Agostino R. Fabietti (Chairman), Thomas S. Rittenhouse and Patricia C. Koelling. The Compensation Committee met 6 times in fiscal year 2006.

Nominating Committee:  It is the policy of the Nominating Committee of the Board of Directors to consider director candidates recommended by shareholders who appear to be qualified to serve on the our.  In accordance with our bylaws, shareholders desiring to submit a candidate for consideration as a nominee of the Board of Directors must submit the same information with regard to the candidate as that required to be included our proxy statement with respect to nominees of the Board of Directors. Shareholder recommendations should be submitted in writing to Boardwalk Bancorp, Inc., 201 Shore Road, Linwood, New Jersey 08221 (Attention: Corporate Secretary), no earlier than December 28, 2007 and no later than January 27, 2008.

Although the Nominating Committee at this time does not utilize specific written qualifications for directors, candidates, whether submitted by shareholders or otherwise, generally should possess superior character and integrity, have some experience with or understanding of the financial services industry or otherwise be able to provide some form of benefit to our business, possess the skills and capacity necessary to provide strategic direction to us, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to our business.  In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other Board members. Candidates recommended by shareholders will be evaluated on the same basis as candidates selected by the independent directors.  In accordance with our bylaws, each director must, among other things, be a shareholder, cannot be affiliated with another depository institution or depository holding company, and cannot be under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust where the penalty for such offense could be imprisonment for more than one year.  Our Nominating Committee is governed by a written charter.  A copy of the committee’s charter is available at our website at www.boardwalkbank.com under the section entitled “Governance Documents” or by contacting the Corporate Secretary.

The Board of Directors held 12 regular meetings during the fiscal year ending December 31, 2006.  All incumbent Board members attended at least 75% of the aggregate meetings of the Board and all committees on which the director served.

All Directors are expected to attend our Annual Meeting of Shareholders. All of the directors except Mr. Benevento attended the 2006 Annual Meeting of Shareholders.

Shareholders may communicate with our directors and executive officers by attending Boardwalk’s Annual Meeting. Communications with directors between Annual Meetings can be arranged by contacting the Corporate Secretary, Joan Ditmars, at 888-720-2265. All bona fide communications received by the Corporate Secretary will be relayed to the applicable director, or, if no specific director is designated to receive the communication, to the Chairman of the Board of Directors.

The Board of Directors of the Bank also maintains committees, including an Executive Committee, an Investment Committee and a Loan Committee.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm the independent accountant’s independence, and, based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Thomas S. Rittenhouse	Patricia C. Koelling
Arthur J. Galletta	Joseph M. Brennan

Audit Fees

The total fees for professional services incurred by Boardwalk for services rendered by Boardwalk’s independent auditors in connection with the audit of Boardwalk’s financial statements for the fiscal years ended on December 31, 2006 and December 31, 2005, the reviews of Boardwalk’s Forms 10-Q for such fiscal years and services pertaining to the common stock unit offering during 2005 and the formation of the holding company in 2006 were $92,194 and $273,897, respectively.

Audit Related Fees

There were no audit fees for assurance and related services that were reasonably related to the performance of the audit or review of the Boardwalk’s financial statements for the years ended December 31, 2006 and December 31, 2005.

Tax Fees

The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $0 and $8,205 for the years ended December 31, 2006 and December 31, 2005, respectively.

All Other Fees

There were no other fees billed to Boardwalk for professional services rendered by Boardwalk’s independent auditors (other than the fees for services disclosed under Audit Fees,

Audit-Related Fees, or Tax Fees) for the fiscal year ended on December 31, 2006.

Auditor Independence

Boardwalk’s Audit Committee has reviewed the total fees paid by Boardwalk to KPMG LLP for the fiscal year ended December 31, 2006 and has concluded that the payment of such fees is compatible with maintaining the independence of such firm.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and all permissible non-audit services provided by Boardwalk’s independent registered public accounting firm. All of the services provided by KPMG LLP set forth above were pre-approved by the Audit Committee.  There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2006.

Annual Report

A copy of the annual report of Form 10-K for the fiscal year ended December 31, 2006 is available upon request from Boardwalk and is available from its website at www.boardwalkbank.com.  If you would like to receive a copy of the annual disclosure statement, please contact Joan Ditmars, Corporate Secretary, by telephone at (888) 720-2265, or in writing at the address of Boardwalk Bancorp, Inc. set forth above.

             PROPOSAL II - RATIFICATION OF THE SELECTION OF KPMG, LLP

         The Board of Directors, by resolution, has selected KPMG LLP, independent registered public accounting firm, to audit the books, records and accounts of Boardwalk for the fiscal year ending December 31, 2007. Boardwalk has been advised by KPMG LLP that none of its members has any financial interest in Boardwalk. Ratification of the selection of KPMG LLP will require the affirmative vote of holders of a majority of the shares represented in person or by proxy at the Annual Meeting. KPMG LLP served as Boardwalk’s independent registered public accounting firm for Boardwalk’s 2006 fiscal year.

         In the event that the shareholders do not ratify the selection of KPMG LLP as Boardwalk’s independent registered public accounting firm to perform audit services for the 2007 fiscal year, another accounting firm may be chosen to provide audit services for the 2007 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

         The Board of Directors unanimously recommends a vote “FOR” ratification of KPMG LLP as the independent registered public accounting firm of Boardwalk Bancorp, Inc. for the fiscal year ending December 31, 2007.

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be considered at the 2008 Annual Meeting of Shareholders and which the proponent would like to have considered for inclusion in the proxy materials distributed by Boardwalk in connection with such meeting, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), must be received at the principal executive offices of Boardwalk no later than November 23, 2007.  A shareholder proposal submitted after November 23, 2007, or which does not otherwise meet the requirements of the Securities and Exchange Commission, will not be included in our proxy statement for the annual meeting to be held in 2008, but may nevertheless be presented at the annual meeting.  To present a proposal at the annual meeting in 2008, a shareholder must submit a notice at our principal executive offices no later than January 27, 2008, containing the information specified in our bylaws.

In accordance with SEC Rule 14a-4(c), the holders of proxies solicited by the Board of Directors of Boardwalk in connection with Boardwalk’s 2007 Annual Meeting of Shareholders may vote such proxies in their discretion on certain matters as more fully described in such Rule, including without limitation on any matter coming before the meeting as to which Boardwalk does not have notice on or before February 6, 2008.

COSTS OF SOLICITATION

         The entire cost of soliciting proxies will be borne by us.  Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and reimbursement for expenses may be made. Proxies may be solicited in person or by telephone or telegraph by our directors, officers or regular employees, none of whom will receive additional compensation therefor.

OTHER MATTERS

         The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matter properly comes before the meeting requiring a vote of the shareholders it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Our Annual Report to shareholders for the year ended December 31, 2006, accompanies this proxy statement.

BOARDWALK WILL PROVIDE TO EACH PERSON SOLICITED, UPON WRITTEN REQUEST, WITHOUT CHARGE EXCEPT FOR EXHIBITS, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR ABOUT MARCH 22, 2007. REQUESTS SHOULD BE ADDRESSED TO WAYNE S. HARDENBROOK, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BOARDWALK BANCORP, INC., 201 SHORE ROAD, LINWOOD, NEW JERSEY 08221

By Order of the Board of Directors

Joan B. Ditmars, Corporate Secretary

Linwood, New Jersey

                                    .

BOARDWALK BANCORP, INC.

201 SHORE ROAD

LINWOOD, NEW JERSEY 08221

ANNUAL MEETING OF SHAREHOLDERS

HELD ON April 26, 2007

REVOCABLE PROXY

The undersigned hereby appoints Wayne S. Hardenbrook, Guy A. Deninger and Joan B. Ditmars, or any one of them acting in the absence of the other, as proxy holders, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of the common stock of Boardwalk Bancorp, Inc., a New Jersey corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held at 10:00 A.M. local time on Thursday, April 26, 2007 on the following proposals as indicated hereon or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE FOLLOWING MATTERS AND PROPOSALS

1.	Election of Directors:		☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

01. Mark A. Benevento		02. Arthur R. Coslop
03. James L. Fraser		04. Roy Goldberg
05. Thomas K. Ritter, CPA (Ret.)		06. Pravin R. Khatiwala

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name in the space provided below.

2.	Proposal to ratify the appointment of KPMG LLP as independent certified public accountants for the fiscal year ending on December 31, 2007.

☐ For	☐ Against	☐ Abstain

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR THE OTHER PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Signature:	Printed Name:

Date:

Signature:	Printed Name:

Date:

If the shares are held jointly, both or all of such persons must sign this ballot. Corporate or partnership ballots should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary should indicate their full titles in such capacities.